EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

INSPIRE VETERINARY PARTNERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A common stock	Rule 457(a)	$5.00	$5,000,000	$110.20 per $1,000,000	$551.00
Total Offering Amounts			$5.00	$5,000,000	$110.20 per $1,000,000	$551.00
Total Fee Offsets						$0.00
Net Fee Due						$551.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares ordinary stock of Qilun Group Inc.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. The proposed maximum offering price per share is estimated to be $5.00.